UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  December 19, 2013

WPCS INTERNATIONAL INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-34643	98-0204758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One East Uwchlan Avenue, Suite 301, Exton, PA 19341

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (610) 903-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 18, 2013, WPCS International Incorporation (the “Company”) entered into Amendment No. 1 to the Securities Purchase Agreement (the “Amendment”) with certain accredited investors (the “Investors”) pursuant to which the parties amended the Securities Purchase Agreement (the “Purchase Agreement”) entered into on December 17, 2013 by and among the Company and the Investors. The Amendment was effective upon execution of the Amendment by all parties, which occurred at approximately 2:46 p.m. on December 19, 2013.

The amendment was to clarify Section 1(f) of the Purchase Agreement relating to the trading restrictions on the Investors relating to prior convertible notes (“Notes”) and warrants (“Warrants”) issued in December 2012 so that the limitations on their conversions, exercises and/or sales are limited to a pro rata amount based on the amount of Notes such Investor was issued compared to the total amount of Notes issued. The Investors are prohibited from converting the Notes, exercising the Warrants or selling the shares of common stock issued upon such conversion or exercise if: (i) the bid price of the Company’s common stock exceeds $3.00 and the amount of stock being converted, exercised or sold, as applicable, does not exceed a percentage of the aggregate trading volume on such date, with such percentage based upon the Company’s stock price (the “Restrictions”); or (ii) the aggregate trading volume exceeds $5 million (the “Threshold”), subject to the Restrictions being imposed on such conversions, exercises and/or sales above the Threshold.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

The following is filed as an Exhibit to this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Form of Amendment No. 1 to the Securities Purchase Agreement, dated December 18, 2013

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WPCS INTERNATIONAL INCORPORATED

Date: December 19, 2013	By: /s/ JOSEPH HEATER
Joseph Heater
Chief Financial Officer